Exhibit 99.1

This document is a free translation of the Portuguese original.

In case of differences, the Portuguese version shall prevail.

SUPERBAC BIOTECHNOLOGY SOLUTIONS S.A.

CNPJ/ME No. 00.657.661/0001-94

NIRE 35.300.340.604

CALL NOTICE

ORDINARY AND EXTRAORDINARY GENERAL MEETING

The shareholders of SUPERBAC BIOTECHNOLOGY SOLUTIONS S.A. (the “Company”) are hereby summoned to meet at an Ordinary and Extraordinary General Meeting to be held on at 8:30 am on December 19, 2022, at the Company's headquarters, located in the City of Cotia, State of São Paulo, at Rua Santa Mônica, No. 1025, Parque Industrial San José, CEP 06715-865, at the end of, in the Ordinary General Meeting, deliberate about: (i) the examination, discussion and voting on the financial statements of Company for the year ended December 31, 2021; (ii) the application of the results for the year ended on December 31, 2021; and (iii) setting the total remuneration of the directors of the Company for the 2022 fiscal year; and, in the Extraordinary General Meeting, deliberate about: (i) the ratification of the entry into, by the Company, of the Amendment Agreement to Business Combination Agreement, entered into between the Company, SUPERBAC PubCo Holdings Inc. (“PubCo”), XPAC Acquisition Corp. (“XPAC”), BAC1 Holdings Inc. (“BAC1”) and BAC2 Holdings Inc. (“BAC2”), on April 25, 2022; (ii) to approve the proposed terms and conditions for the entry into of a financial transaction for the issuance of non-convertible debt not greater than the equivalent in Brazilian reais of US$ 50,000,000.00 (fifty million U.S. dollars) with the provision of collateral or guarantees, as applicable, involving the Company’s wholly-owned subsidiary, Superbac Indústria e Comércio de Fertilizantes S.A., a company registered in CNPJ/ME under No. 02.599.378/0001-89, headquartered in Mandaguari City, Paraná State, São Pedro Highway, No. 685, Gleba Ribeirão Vitória, CEP 86975-00 (“Superbac Fertilizantes”), as issuer, and Banco Modal S.A., financial institution headquartered in the city of Rio de Janeiro, State of Rio de Janeiro, acting through its branch in the City of São Paulo, State of São Paulo, at Avenida Presidente Juscelino Kubistchek, No. 1455, 3rd Floor, Vila Nova Conceição, CEP 04543-011, registered in CNPJ/ME under No. 30.723.886/0002-43, as coordinator of the Company’s financing, with a firm commitment, and other parties; (iii) the provision, by the Company and/or Superbac Fertilizantes, as the case may be, of collateral and/or guarantees, as the case may be, through the fiduciary liens over assets and/or the fiduciary assignment of credit rights, as the case may be; and (iv) to authorize the Company and/or Superbac Fertilizantes, as the case may be, to take any and all actions necessary to enter into and make effective the matters deliberated upon above.

The documents referring to the items on the agenda are available to shareholders at the Company's headquarters, and the Company is available to shareholders for any clarifications.

Cotia/SP, December 2, 2022.

Luiz Augusto Chacon de Freitas Filho

Chairman of the Board of Directors